UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2009

TM ENTERTAINMENT AND MEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33746	20-8951489
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

307 East 87th Street, New York, NY	10128
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 289-6942

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 4, Theodore S. Greene, the Chairman, Co-CEO and interim CFO (“Lender”) of TM Entertainment and Media, Inc. (the “Company’) loaned the Company $200,000 (the “Loan”) as evidenced by a promissory note issued by the Company (the “Note”). Lender may lend the Company up to an additional $100,000 in his discretion. The principal balance of the Note outstanding is payable on the earlier of (i) October 17, 2009 and (ii) the date on which the Company consummates a business combination as contemplated by its prospectus for its initial public offering. The principal balance of the Note bears interest at a rate of 10% per year, compounded semiannually.

Upon the failure of the Company to repay the Note within 1 business day of when it is due, Lender may declare the entire amount due under the Note due and payable. Upon the filing of a voluntary bankruptcy by the Company or an involuntary bankruptcy which is not dismissed within 60 days, the entire amount due under the Note will automatically become due and payable.

In connection with the Loan, Mr. Green and Mr. Malcolm Bird, a director and Co-CEO of the Company, have entered into an agreement pursuant to which Mr. Bird has agreed to reimburse Mr. Green for 7/18ths of the amount of the Loan and corresponding interest thereon in the event the Company does not consummate a business combination by October 17, 2009 and is dissolved.

Item 2.03. Creation of a Direct Financial Obligation or an Off-Balance Sheet Arrangement.

The information described under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 6, 2009

TM Entertainment and Media, Inc.

By:  /s/ Theodore S. Green
Name: Theodore S. Green
Chairman, Co-Chief Executive Officer
Interim Chief Financial Officer

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